Exhibit 99.1

Metallus Announces Second-Quarter 2024 Results

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Net sales of $294.7 million with net income of $4.6 million and adjusted EBITDA(1) of $19.9 million
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Operating cash flow of $8.3 million with ending cash and cash equivalents of $272.8 million
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Invested $14.1 million in capital expenditures and deployed $9.6 million to repurchase common shares
•
Received initial payment from the U.S. government to fund additional capacity to support the Army’s mission of ramping up munition production

CANTON, Ohio: August 8, 2024 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported second-quarter 2024 net sales of $294.7 million and net income of $4.6 million, or $0.10 per diluted share. On an adjusted basis(1), the second-quarter 2024 net income was $6.7 million, or $0.15 per diluted share, and adjusted EBITDA was $19.9 million.

This compares with the sequential first-quarter 2024 net sales of $321.6 million and net income of $24.0 million, or $0.52 per diluted share. On an adjusted basis(1), the first-quarter 2024 net income was $26.1 million, or $0.56 per diluted share, and adjusted EBITDA was $43.4 million.

In the same quarter last year, net sales were $356.6 million and net income was $28.9 million, or $0.62 per diluted share. On an adjusted basis(1), the second-quarter 2023 net income was $27.6 million, or $0.60 per diluted share, and adjusted EBITDA was $50.5 million.

“During the quarter, automotive shipments were steady, and the aerospace & defense end market remained strong. However, we continue to face softness in the industrial and energy end markets given global economic conditions and elevated imports, customer and supply chain inventory positions, and scrap price uncertainty. Nonetheless, we remain focused on what we can control by balancing production with demand, prudently managing our working capital and costs, and investing in our assets and employees for the future. When market dynamics shift, we are well-positioned to capitalize on the demand recovery and anticipate improved profitability,” stated Mike Williams, president, and chief executive officer.

“We continue to make significant progress in our capital investments aimed at improving safety, quality, reliability, customer service, and cost structure. These include the installation of an automated grinding line, in-line saw, and new camera inspection technologies. Additionally, our previously announced government-funded investment in a bloom reheat furnace will support the U.S. Army’s expanded munitions program. Our capital investment strategy not only enhances our capacity and efficiency, but reflects the confidence placed in us by the Department of Defense, establishing our role as a key materials supplier. We continue to generate positive operating cash flow, maintain an active share repurchase program, and uphold a strong balance sheet, all of which position us for success," stated Williams.

SECOND-QUARTER 2024 FINANCIAL SUMMARY

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Net sales of $294.7 million decreased 8 percent compared with $321.6 million in the first quarter 2024. The decrease in net sales was primarily driven by lower shipments, unfavorable price/mix and a market decline in average raw material surcharge revenue per ton as a result of lower scrap prices.

Compared with the prior-year second quarter, net sales decreased by 17 percent on lower shipments and a reduction in raw material surcharge revenue per ton partially offset by favorable price/mix.
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Ship tons of 150,100 decreased 5,100 tons sequentially, or 3 percent, driven by lower shipments in the industrial and energy end markets, partially offset by higher automotive shipments. Compared with the prior-year second quarter, ship tons decreased 15 percent as a result of lower industrial, automotive, and energy shipments, partially offset by higher aerospace & defense shipments.
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Manufacturing costs increased by $13.1 million on a sequential basis and $19.3 million compared with the prior-year second quarter. The increases in manufacturing costs were primarily driven by lower fixed cost leverage on decreased production volume, as the company balanced production with demand during the second quarter. Melt utilization declined to 53 percent in the second quarter from 72 percent in the first quarter and 75 percent in the same quarter last year.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of June 30, 2024, the company’s cash and cash equivalents balance was $272.8 million. In the second quarter, operating cash flow was $8.3 million, primarily driven by profitability and lower working capital, partially offset by required pension contributions. Total liquidity(2) was $512.1 million as of June 30, 2024.

During the second quarter, the company received its first payment of $10.0 million from the U.S. Army as part of the previously announced funding agreement for up to $99 million to support the U.S. Army's mission of ramping up munitions production in the coming years for national security. The company expects the funding to be provided as mutually agreed upon milestones are achieved throughout the project.

Additionally, during the second quarter the company repurchased approximately 440,000 common shares in the open market at an aggregate cost of $9.6 million.

2024 OUTLOOK

Given the elements outlined in the outlook below, the company expects adjusted EBITDA to decline sequentially in the third quarter of 2024 on weaker market demand.

Commercial:

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Third-quarter shipments are expected to be lower than the second quarter.
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Lead times remain short with bar product lead times in early September and tube product lead times in early October.
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Third-quarter product mix is expected to be less favorable compared with the second quarter while base price per ton is anticipated to remain relatively steady.

Operations:

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The company expects the third-quarter average melt utilization rate to sequentially increase while the company continues to balance production with demand.
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Annual shutdown maintenance is planned for the second half of 2024 at a cost of approximately $13 million, split relatively evenly between the third and fourth quarters.

Other matters:

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Planned capital expenditures are approximately $55 million in 2024, a $5 million reduction from previous guidance. The capital expenditure guidance excludes government-funded investments to support munitions capacity expansion.
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Required pension contributions are approximately $3 million in the third quarter with an estimated additional $5 million of required pension contributions in the fourth quarter of 2024.
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An effective income tax rate of approximately 25 percent is expected for the full-year 2024.
(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Friday, August 9, 2024 at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end-markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,890 people and had sales of $1.4 billion in 2023. For more information, please visit us at www.metallus.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; (10) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (11) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (12) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (13) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (14) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (15) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (16) cyber-related risks, including information technology system failures, interruptions and security breaches; (17) the potential impact of pandemics, epidemics, widespread illness or other health issues; and (18) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support this investment is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data) (Unaudited)	2024	2023	2024	2023
Net sales	$294.7	$356.6	$616.3	$680.1
Cost of products sold	270.6	302.9	541.6	586.0
Gross Profit	24.1	53.7	74.7	94.1
Selling, general & administrative expenses (SG&A)	20.7	20.4	44.8	41.4
Loss (gain) on sale or disposal of assets, net	0.2	(2.6)	0.3	(2.5)
Loss on extinguishment of debt	—	—	—	11.4
Other (income) expense, net	(0.5)	(2.3)	(1.3)	(11.1)
Earnings (Loss) Before Interest and Taxes (EBIT)(1)	3.7	38.2	30.9	54.9
Interest (income) expense, net	(2.4)	(1.7)	(5.2)	(3.2)
Income (Loss) Before Income Taxes	6.1	39.9	36.1	58.1
Provision (benefit) for income taxes	1.5	11.0	7.5	14.8
Net Income (Loss)	$4.6	$28.9	$28.6	$43.3

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.10	$0.66	$0.65	$0.99
Diluted earnings (loss) per share(2, 3)	$0.10	$0.62	$0.62	$0.92

Weighted average shares outstanding - basic	43.8	43.8	43.7	43.8
Weighted average shares outstanding - diluted(2, 3)	46.6	47.3	46.6	47.8

(1) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) For the three and six months ended June 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares and 1.7 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (1.1 million shares and 1.2 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million and $0.4 million for the three and six months ended June 30, 2024, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

(3) For the three and six months ended June 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares and 2.1 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (1.8 million shares and 1.9 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million and $0.5 million for the three and six months ended June 30, 2023, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$272.8	$280.6
Accounts receivable, net of allowances	107.0	113.2
Inventories, net	203.9	228.0
Deferred charges and prepaid expenses	14.9	10.3
Other current assets	8.2	24.7
Total Current Assets	606.8	656.8

Property, plant and equipment, net	491.1	492.5
Operating lease right-of-use assets	10.2	11.4
Pension assets	6.4	9.9
Intangible assets, net	4.1	2.7
Other non-current assets	1.8	2.0
Total Assets	$1,120.4	$1,175.3

LIABILITIES
Accounts payable	$114.2	$133.3
Salaries, wages and benefits	19.8	26.8
Accrued pension and postretirement costs	20.9	43.5
Current operating lease liabilities	4.7	5.0
Current convertible notes, net	13.2	13.2
Government funding liabilities	10.0	—
Other current liabilities	12.5	26.6
Total Current Liabilities	195.3	248.4

Credit agreement	—	—
Non-current operating lease liabilities	5.4	6.4
Accrued pension and postretirement costs	155.2	160.5
Deferred income taxes	15.1	15.0
Other non-current liabilities	13.1	13.4
Total Liabilities	384.1	443.7
SHAREHOLDERS' EQUITY
Additional paid-in capital	837.2	844.2
Retained deficit	(25.1)	(53.7)
Treasury shares	(85.4)	(71.3)
Accumulated other comprehensive income (loss)	9.6	12.4
Total Shareholders' Equity	736.3	731.6
Total Liabilities and Shareholders' Equity	$1,120.4	$1,175.3

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$4.6	$28.9	$28.6	$43.3
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	13.4	14.3	26.8	28.8
Amortization of deferred financing fees	0.1	0.2	0.2	0.3
Loss on extinguishment of debt	—	—	—	11.4
Loss (gain) on sale or disposal of assets, net	0.2	(2.6)	0.3	(2.5)
Deferred income taxes	—	—	—	0.7
Stock-based compensation expense	3.5	2.9	7.0	5.5
Pension and postretirement expense (benefit), net	2.1	2.0	4.1	5.8
Changes in operating assets and liabilities:
Accounts receivable, net	12.6	(6.0)	5.9	(53.5)
Inventories, net	33.0	(21.0)	23.7	(73.0)
Accounts payable	(30.7)	(14.7)	(14.2)	49.0
Other accrued expenses	(17.3)	(0.2)	(21.5)	(13.0)
Pension and postretirement contributions and payments	(6.2)	(0.4)	(34.6)	(1.9)
Deferred charges and prepaid expenses	(5.9)	1.4	(4.6)	3.2
Other, net	(1.1)	8.5	20.0	19.0
Net Cash Provided (Used) by Operating Activities	8.3	13.3	41.7	23.1
Investing Activities
Capital expenditures	(14.1)	(8.1)	(31.5)	(18.7)
Proceeds from government funding	10.0	—	10.0	—
Proceeds from disposals of property, plant and equipment	—	0.2	—	1.7
Net Cash Provided (Used) by Investing Activities	(4.1)	(7.9)	(21.5)	(17.0)
Financing Activities
Purchase of treasury shares	(9.6)	(11.4)	(14.0)	(20.8)
Proceeds from exercise of stock options	0.2	0.5	1.3	1.8
Shares surrendered for employee taxes on stock compensation	—	—	(15.4)	(3.4)
Repayments on convertible notes	—	—	—	(18.7)
Net Cash Provided (Used) by Financing Activities	(9.4)	(10.9)	(28.1)	(41.1)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(5.2)	(5.5)	(7.9)	(35.0)
Cash, cash equivalents, and restricted cash at beginning of period	278.6	228.3	281.3	257.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$273.4	$222.8	$273.4	$222.8

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$272.8	$221.9	$272.8	$221.9
Restricted cash reported in other current assets	0.6	0.9	0.6	0.9
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$273.4	$222.8	$273.4	$222.8

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions) (Unaudited)	2024	2023	2024	2023
Net Cash Provided (Used) by Operating Activities	$8.3	$13.3	$41.7	$23.1
Less: Capital expenditures	(14.1)	(8.1)	(31.5)	(18.7)
Free Cash Flow(1)	$(5.8)	$5.2	$10.2	$4.4

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended June 30, 2024, June 30, 2023, and March 31, 2024:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended June 30, 2024		Three months ended June 30, 2023		Three months ended March 31, 2024
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(8)	Net income (loss)	Diluted earnings (loss) per share(9)
As reported	$4.6	$0.10	$28.9	$0.62	$24.0	$0.52
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	0.2	—	(2.6)	(0.06)	0.1	—
Loss (gain) from remeasurement of benefit plans, net	1.0	0.02	0.5	0.01	0.8	0.02
Business transformation costs(3)	0.3	0.01	0.1	—	0.3	—
IT transformation costs(4)	1.2	0.03	1.3	0.03	1.3	0.03
Insurance recoveries(5)	—	—	(1.5)	(0.03)	—	—
Rebranding costs(6)	0.1	—	0.2	0.01	0.3	—
Accelerated depreciation and amortization	—	—	0.3	0.01	—	—
Tax effect on above adjustments(7)	(0.7)	(0.01)	0.4	0.01	(0.7)	(0.01)
As adjusted	$6.7	$0.15	$27.6	$0.60	$26.1	$0.56

(1) For the three months ended June 30, 2024 convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.1 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three and six months ended June 30, 2024 was 46.6 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist primarily of professional service fees associated with strategic initiatives and organizational changes.

(4) IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(5) During 2023, the company recognized insurance recoveries of $1.5 million in the second quarter related to the 2022 Faircrest melt shop unplanned downtime. The 2022 insurance claims were closed as of the first quarter of 2024.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(8) For the three months ended June 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.8 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2023 was 47.3 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(9) For the three months ended March 31, 2024 convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.5 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended March 31, 2024 was 46.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the six months ended June 30, 2024 and June 30, 2023:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(8)
As reported	$28.6	$0.62	$43.3	$0.92
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	0.3	—	(2.5)	(0.05)
Loss on extinguishment of debt	—	—	11.4	0.24
Loss (gain) from remeasurement of benefit plans, net	1.8	0.04	2.7	0.06
Sales and use tax refund	—	—	—	—
Business transformation costs(3)	0.6	0.01	0.1	—
IT transformation costs(4)	2.5	0.06	2.1	0.04
Insurance recoveries(5)	—	—	(11.3)	(0.24)
Rebranding costs(6)	0.4	—	0.3	0.01
Accelerated depreciation and amortization	—	—	0.6	0.01
Tax effect on above adjustments(7)	(1.4)	(0.02)	1.7	0.04
As adjusted	$32.8	$0.71	$48.4	$1.03

(1) For the six months ended June 30, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the six months ended June 30, 2024 was 46.6 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.4 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist primarily of professional service fees associated with strategic initiatives and organizational changes.

(4) For the six months ended June 30, 2024 and 2023, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(5) During the second half of 2022, the Faircrest melt shop experienced unplanned operational downtime. Metallus recognized an insurance recovery of $11.3 million in the first half of 2023 related to the unplanned downtime, of which $9.8 million was recorded during the first quarter and $1.5 million was recorded in the second quarter. The 2022 insurance claims were closed as of the first quarter 2024.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(8) For the six months ended June 30, 2023, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (2.1 million shares) and common share equivalents for shares issuable for equity-based awards (1.9 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the six months ended June 30, 2023 was 47.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.5 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(2), Adjusted EBIT(4), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(5) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2024	2023	2024	2023	2024
Net income (loss)	$4.6	$28.9	$28.6	$43.3	$24.0
Net Income Margin (1)	1.6%	8.1%	4.6%	6.4%	7.5%

Provision (benefit) for income taxes	1.5	11.0	7.5	14.8	6.0
Interest (income) expense, net	(2.4)	(1.7)	(5.2)	(3.2)	(2.8)
Earnings Before Interest and Taxes (EBIT) (2)	$3.7	$38.2	$30.9	$54.9	$27.2
EBIT Margin (2)	1.3%	10.7%	5.0%	8.1%	8.5%

Depreciation and amortization	13.4	14.3	26.8	28.8	13.4
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$17.1	$52.5	$57.7	$83.7	$40.6
EBITDA Margin (3)	5.8%	14.7%	9.4%	12.3%	12.6%
Adjustments:
Accelerated depreciation and amortization (EBIT only)	—	0.3	—	0.6	—
(Gain) loss from remeasurement of benefit plans	1.0	0.5	1.8	2.7	0.8
Loss on extinguishment of debt	—	—	—	11.4	—
Sales and use tax refund	—	—	—	—	—
Business transformation costs (6)	0.3	0.1	0.6	0.1	0.3
IT transformation costs (7)	1.2	1.3	2.5	2.1	1.3
Rebranding costs (8)	0.1	0.2	0.4	0.3	0.3
(Gain) loss on sale or disposal of assets, net	0.2	(2.6)	0.3	(2.5)	0.1
Insurance recoveries (9)	—	(1.5)	—	(11.3)	—
Adjusted EBIT (4)	$6.5	$36.5	$36.5	$58.3	$30.0
Adjusted EBIT Margin (4)	2.2%	10.2%	5.9%	8.6%	9.3%
Adjusted EBITDA (5)	$19.9	$50.5	$63.3	$86.5	$43.4
Adjusted EBITDA Margin (5)	6.8%	14.2%	10.3%	12.7%	13.5%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(4) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(5) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(6) Business transformation costs consist primarily of professional service fees associated with strategic initiatives and organizational changes.

(7) IT transformation costs are primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

(8) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(9) Metallus recognized an insurance recovery of $11.3 million in the first half of 2023 related to the unplanned downtime, of which $9.8 million was recorded during the first quarter and $1.5 million was recorded in the second quarter. The 2022 insurance claims were closed as of the first quarter of 2024.

Reconciliation of Base Sales by end-market to GAAP Net Sales by end-market:

The tables below present net sales by end-market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended June 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	56.4	67.8	16.4	9.5	—	150.1

Net Sales	$103.0	$122.3	$43.7	$20.9	$4.8	$294.7
Less: Surcharges	24.6	24.7	5.3	4.7	—	59.3
Base Sales	$78.4	$97.6	$38.4	$16.2	$4.8	$235.4

Net Sales / Ton	$1,826	$1,804	$2,665	$2,200	$—	$1,963
Surcharges / Ton	$436	$364	$323	$495	$—	$395
Base Sales / Ton	$1,390	$1,440	$2,342	$1,705	$—	$1,568

	Three Months Ended June 30, 2023
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	70.2	79.5	8.2	19.6	—	177.5

Net Sales	$146.0	$136.9	$22.8	$45.9	$5.0	$356.6
Less: Surcharges	46.7	37.6	4.3	15.5	—	104.1
Base Sales	$99.3	$99.3	$18.5	$30.4	$5.0	$252.5

Net Sales / Ton	$2,080	$1,722	$2,780	$2,342	$—	$2,009
Surcharges / Ton	$665	$472	$524	$792	$—	$586
Base Sales / Ton	$1,415	$1,250	$2,256	$1,550	$—	$1,423

	Three Months Ended March 31, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	60.8	66.5	16.5	11.4	—	155.2

Net Sales	$118.9	$122.9	$46.3	$28.0	$5.5	$321.6
Less: Surcharges	30.1	26.5	6.5	6.6	—	69.7
Base Sales	$88.8	$96.4	$39.8	$21.4	$5.5	$251.9

Net Sales / Ton	$1,956	$1,848	$2,806	$2,456	$—	$2,072
Surcharges / Ton	$495	$398	$394	$579	$—	$449
Base Sales / Ton	$1,461	$1,450	$2,412	$1,877	$—	$1,623

(Dollars in millions, ship tons in thousands)
	Six Months Ended June 30, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	117.2	134.3	32.9	20.9	—	305.3

Net Sales	$221.9	$245.2	$90.0	$48.9	$10.3	$616.3
Less: Surcharges	54.7	51.2	11.8	11.3	—	129.0
Base Sales	$167.2	$194.0	$78.2	$37.6	$10.3	$487.3

Net Sales / Ton	$1,893	$1,826	$2,736	$2,340	$—	$2,019
Surcharges / Ton	$467	$381	$359	$541	$—	$423
Base Sales / Ton	$1,426	$1,445	$2,377	$1,799	$—	$1,596

	Six Months Ended June 30, 2023
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	135.4	159.9	15.2	39.9	—	350.4

Net Sales	$272.3	$264.7	$40.2	$92.1	$10.8	$680.1
Less: Surcharges	81.2	69.3	7.8	28.6	—	186.9
Base Sales	$191.1	$195.4	$32.4	$63.5	$10.8	$493.2

Net Sales / Ton	$2,011	$1,655	$2,645	$2,308	$—	$1,941
Surcharges / Ton	$600	$433	$513	$717	$—	$533
Base Sales / Ton	$1,411	$1,222	$2,132	$1,591	$—	$1,408

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$272.8	$280.6

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(155.3)	(135.8)
Availability	244.7	264.2
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.4)	(5.4)
Availability not borrowed	$239.3	$258.8

Total liquidity	$512.1	$539.4

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of June 30, 2024 and December 31, 2023, Metallus had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2023 2Q vs. 2024 2Q	2024 1Q vs. 2024 2Q
Beginning Adjusted EBITDA(1)	$51	$43
Volume	(11)	(3)
Price/Mix	14	(5)
Raw Material Spread	(14)	(5)
Manufacturing	(19)	(13)
SG&A	—	3
Other	(1)	—
Ending Adjusted EBITDA(1)	$20	$20

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).